EXHIBIT 99.1
For Immediate Release

Tenth Floor Merges into Bridgeline Software

Bridgeline Software expands into the Ohio Valley and Minnesota markets

Woburn, MA, February 1, 2008 - Bridgeline Software, Inc. (NASDAQ: BLSW), a leading developer of web application management software and award-winning web applications, announced today that Tenth Floor, Inc. (the “Company”) has merged into Bridgeline Software.

Founded in 2001, Tenth Floor (www.tenthfloor.com) is a web application development company that has developed their own SaaS-based web application management software product named BASE-10 (www.base-10.com). The Company specializes in the areas of content management and e-commerce applications. Tenth Floor is headquartered in Cleveland, Ohio with a satellite office in Minneapolis, Minnesota.

Tenth Floor has over 260 customers in industries including financial services, technology, government, healthcare and sports marketing. Their customers include Honeywell, the U.S. Department of Defense, the U.S. Department of Justice, Ridge Tool (a division of Emerson), National City Bank, Chico’s, Bank of New York Convergex, Hormel, ArnoldPalmer.com, NatalieGulbis.com, Cal Ripken Enterprises, Cleveland Clinic, and the Ohio Department of Health.   Approximately 200 of Tenth Floor’s customers pay the Company a monthly subscription fee, monthly managed service fee, or annual software maintenance fee.

Currently, Tenth Floor has an annualized sales run rate of approximately $4 million per year. The Company’s 2007 unaudited annual sales were approximately $3 million and the Company was profitable. Over the past 3 years, Tenth Floor has experienced a compounded average annual growth rate in excess of 50% per year. Approximately 27% of the Company’s revenue is recurring software or managed services revenue.

Tenth Floor co-Founder and Chief Executive Officer, Anthony Pietrocola, has joined Bridgeline Software's executive management team as Executive Vice President and General Manager of Bridgeline Software - Cleveland. Co-Founders Scott Weiss and Matt Glaze have also joined Bridgeline Software's management team.

Bridgeline Software acquired Tenth Floor, Inc. for a total of $4 million, including the purchase of approximately $650 thousand of Tenth Floor net working capital (cash, accounts receivable, less liabilities). The $4 million acquisition consisted of $504 thousand in cash, $96 thousand of repayment of a bank line of credit, 640 thousand shares of Bridgeline Software common stock, and the opportunity to receive up to an additional $1.2 million in cash over a 12 quarter period based on certain minimum operating income goals being achieved. The Bridgeline Software common stock issued is subject to a 1 year lock-up agreement.

"The iAPPS Framework and product suite are very impressive products. We believe Bridgeline Software’s disciplines in selling and their development methodologies will enhance our business.  We are excited to leverage centralized finance, human resources, and legal teams, as well as a low cost development team in Bangalore India," said Anthony Pietrocola, President & CEO of Tenth Floor.

Thomas Massie, Bridgeline Software's President and CEO, stated, "We are very excited about our merger with Tenth Floor. They have an outstanding team, excellent leadership, and long-term relationships with great customers."

About Bridgeline Software

Bridgeline Software is a developer of web application management software and award-winning web applications that help organizations optimize business processes. The iAPPS® Framework and Product Suite are innovative SaaS solutions that unify Content Management, Analytics, eCommerce, and eMarketing capabilities – enabling business users to swiftly enhance and optimize the value of their web properties. Combined with award-winning application development services, Bridgeline Software helps customers cost-effectively accommodate the rapidly changing needs of mission-critical web applications. Bridgeline Software's teams of developers specialize in web application development, information architecture, usability engineering, SharePoint development, rich media development, and search engine optimization.

Bridgeline Software is headquartered near Boston with additional locations in Atlanta, Chicago, New York, Washington D.C., and Bangalore India. Bridgeline Software is a recipient of the Inc. 500 award for America’s fastest growing companies and currently services over 350 customers ranging from middle market organizations to divisions of Fortune 1,000 companies that include: The Bank of New York, Marriott International, Citibank, Berkshire Life, EMC, John Hancock, AARP, National Financial Partners, The Packard Foundation, DTCC, Cadaret, Grant & Co., PerkinElmer, UBS, JBHanauer & Co., Omgeo, the Gill Foundation, The Commonwealth Fund, and the Smithsonian Institute. To learn more about Bridgeline Software, please visit www.bridgelinesw.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements included in this press release, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "could," "potential," "continue," "ongoing," similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions described in our filings with the Securities and Exchange Commission that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. We expressly disclaim any obligation to update any forward-looking statement.

For More Information :

Bridgeline Software, Inc.
Thomas Massie
President & CEO
781-497-3001
tmassie@bridgelinesw.com

Tenth Floor, Inc.
Anthony Pietrocola
President & CEO
216-575-1010    ext: 105
tonyp@tenthfloor.com